Exhibit 10.12

12/01/2021

David Longo
[Phone]
[Email]

Dear David,

Chegg Inc. (the “Company”) is pleased to extend to you this conditional offer of employment on the below terms.

Position: Your initial title will be VP, Corporate Controller & Chief Accounting Officer (CAO) and you will report to Andy Brown, Chief Financial Officer. This is a Full time exempt position. Your anticipated start date is December 13, 2021. Your anticipated normal hours of work are 40hrs a week.

While you render services to the Company, you will not engage in any other employment, self-employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation:
•Base Compensation: Should you decide to accept this offer, the Company will pay you a starting base salary of $400,000.00 per year, paid semimonthly, payable in accordance with the Company’s standard payroll schedule, currently installments are paid on the 15th and the last day of every month, or sooner as determined by state law. You will receive your earned compensation at your provided address or place of check location at approximately the time of payment. Your salary may be adjusted from time to time, including through increases, in the Company’s sole discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on the Company’s needs.

•Wage Notice: Enclosed with this offer letter is a California Wage Notice that provides additional information regarding the Company and your rate of pay, as required by law.

Employment Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company benefits and arrangements on the same terms and conditions as other similarly situated employees. The terms and conditions of specific benefits, such as health insurance, are governed by the plan documents. . If elected, your coverage under our benefit programs (e.g. medical, dental, vision, etc.) will be effective on the first of the month after your date of hire. For our 401(k) program, participation is effective one month from your date of hire. Upon your acceptance of the offer, the Company will provide you with additional information regarding the employee benefits offered by the Company. Carryover, if any, and payout of Paid Time Off upon termination, if any, will be governed by the Company’s paid time off policy in effect at the time of carryover and/or termination. The Company’s paid time off policy is subject to change at the Company’s discretion.

Restricted Stock Units: Additionally, subject to the approval of Chegg’s (“Company”) Board of Directors (“Board”) or the Compensation Committee of the Board, we will recommend to the Compensation Committee that they grant you an award of restricted stock unit (“RSU”) for a number of shares of the Company’s Common Stock equal to $1,500,000.00 divided by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date the RSU is granted, rounded down to the nearest whole share. The RSU grant date would be the next 12th of a month following the later of (i) your start date or
(ii) the approval of the Compensation Committee. Each RSU represents a contingent right to receive one share of the Company’s Common Stock. The RSU, if granted, would be subject to the terms and conditions granted under the equity incentive plan (the “Plan”) in effect on the date the RSU is granted, as described in the Plan, the applicable Notice of Restricted Stock Unit and

Restricted Stock Unit Agreement. The RSU, if granted, would vest with respect to the first 25% of the shares subject to the RSUs when you complete 12 months of continuous Service after the Vesting Commencement Date, and with respect to the remaining shares of the RSUs, in equal quarterly installments for 36 months, when you complete each full quarter of continuous Service thereafter.

Confidentiality and Intellectual Property Rights Agreements: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Chegg, Inc. Confidentiality Agreement and the Chegg, Inc. Intellectual Property Rights Agreement, copies of which are attached hereto.

Employment Relationship: Employment with the Company is for no specified period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, work location, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.

Withholding Taxes: All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Conditions: This offer is conditional upon the Company’s receipt and review of an acceptable background check report, consistent with applicable federal, state and local law and verification of the information contained in your employment application, including satisfactory results from your professional references. Additionally, as required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your start date.

If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign the Company’s Confidentiality and Intellectual Property Rights Agreements and an acknowledgement of receipt of the Employee Handbook and any applicable state supplement.

This letter, including any enclosures, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company authorized signature below.

We hope that you will accept the terms of this offer by signing and dating the enclosed original and duplicate of this offer letter and the accompanying agreements and return them to the Company’s Human Resources department. We look forward to working with you and hope that your work here is a rewarding experience.

Please be advised that the main business address and telephone number for Chegg is 3990 Freedom Cir, Santa Clara, CA 95054 and Phone #1-408-855-5600. The Company’s normal business hours are 9am-5pm.

This offer, if not accepted, will expire at the close of business on 12/7/2021.

Chegg Representative:
Virginia Pilosi
Very truly yours,
Chegg, Inc